Exhibit 10.18
AMENDMENT ONE
TO
ACQUISITION AGREEMENT AND PLAN OF MERGER
                This AMENDMENT ONE, dated as of February 5, 2010 (this “Amendment”), to the ACQUISITION AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2009 (the “Agreement”), is made by and among EverBank Financial Corp, a Florida corporation (“Parent”), Titan Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), Tygris Commercial Finance Group, Inc., a Delaware corporation (the “Company”), and Aquiline Capital Partners LLC, a Delaware limited liability company, solely in its capacity as the Designator Monitor.
W I T N E S S E T H:
                WHEREAS, Parent, Merger Sub, the Company and the Designated Monitor (solely in its capacity as such) are parties to the Agreement providing for the acquisition by Parent of the Company, upon the terms and subject to the conditions set forth therein;
                WHEREAS, Section 17.13 of the Agreement provides that the Agreement may be amended, modified or supplemented by written agreement of the parties thereto; and
                WHEREAS, the parties wish to amend certain terms of the Agreement, waive the performance of certain obligations under the Agreement and evidence certain other agreements of the parties as provided herein.
                NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Designated Monitor (solely in its capacity as such) hereby agree as follows:
1.	Defined Terms. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

2.	Contribution of the Surviving Corporation. The second recital in the Agreement and Section 2.7 of the Agreement hereby are amended to delete from such sections the phrase “immediately following the Merger” and replaced with the following:
“after the Effective Time of the Merger, following the payment of any dividend to the Company Stockholders as contemplated by Section 7.2(b) of this Agreement, as amended”
3.	Amendment to Section 1.1. Section 1.1 of the Agreement hereby is amended by inserting the following new definitions in alphabetical order in such section:

“Company Unrestricted Cash” shall mean the cash of the Company restricted pursuant to the Terminating Debt Facilities, which restrictions shall be lifted upon repayment of the indebtedness under the Terminating Debt Facilities on the Closing Date, and any other cash of the Company that is not restricted pursuant to any contractual arrangements or applicable Law.
“Terminating Debt Facilities” shall mean the Titan Debt Facilities, other than the Funding 11 Indenture.
4.	Estimated Tangible Book Value Statements. The parties acknowledge and agree that to the extent the respective statements of Estimated Tangible Book Value were not delivered by the parties not less than sixteen (16) days prior to the Closing Date in accordance with Section 3.1(c) of the Agreement, each of the parties hereby waives compliance by each of the other parties with the covenant set forth in Section 3.1(c) of the Agreement solely as it relates to the timing of delivery of such statements.

5.	Amendment to Section 3.8. Section 3.8 of the Agreement hereby is amended and restated in its entirety as follows:
     “(a) On the Closing Date, following the Effective Time and repayment of all indebtedness under the Terminating Debt Facilities, the Company shall deposit or cause to be deposited with the Escrow Agent, in the escrow account maintained at the Escrow Agent and specified in the Escrow Agreement, fifty million dollars ($50,000,000) in cash funded from the Company Unrestricted Cash (such amount, together with any interest earned thereon in accordance with the Escrow Agreement, the “Escrowed Cash”) subject to the terms of the Escrow Agreement.
     (b) On the Closing Date, following the Effective Time and delivery of the Escrowed Cash to the Escrow Agent, a number of shares of Parent Common Stock to be issued to the Company Stockholders as part of the Merger Consideration such that the value of such shares (the “Escrowed Shares”), based upon the Share Value, equals seventeen and a half percent (17.5%) of the Protected Portfolio Carrying Value shall be deposited with the Escrow Agent subject to the terms of the Escrow Agreement. The Escrowed Assets shall be applied by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement to pay amounts (if any) owing under Article XIV and Article XVI and shall otherwise be released in accordance with the Escrow Agreement.”
6.	Amendment to Section 3.10. Section 3.10 of the Agreement hereby is amended and restated in its entirety as follows:
“Notwithstanding any other provision of this Agreement, fractional shares of Parent Common Stock shall be issued to any Company Stockholder entitled to receive a fractional share of Parent Common Stock. In addition, Parent may issue fractional shares with respect to the Escrowed Shares to the Subaccounts and shall exchange Escrowed Shares for fractional shares and subdivide existing shares or fractional shares that are Escrowed Shares to the extent necessary pursuant to Article XVI, the Warrant Escrow Agreement and the Escrow Agreement.”
7.	Merger Consideration Schedule and Merger Consideration Allocation Schedule. Parent acknowledges and agrees that to the extent (i) the Merger Consideration Schedule was not delivered by the Company not less than five (5) Business Days prior to the Closing Date in accordance with Section 3.13(a) of the Agreement or (ii) the Merger Consideration Allocation Schedule was not delivered by the Company not less than two (2) Business Days following final determination of the Merger Consideration Schedule in accordance with Section 3.13(b) of the Agreement, Parent hereby waives compliance by the Company with the covenants set forth in Section 3.13(a) and 3.13(b), as applicable, of the Agreement solely as it relates to the timing of delivery of such schedules.

8.	Parent Disclosure Schedule. Each of the Company and the Designated Monitor acknowledges and agrees that the additional disclosures added under Section 6.9(vii) of the updated Parent Disclosure Schedule delivered to the Company on January 22, 2010 pursuant to Section 9.3 of the Agreement does not constitute a material breach of any representation or warranty of Parent contained in the Agreement.

9.	Amendment to Section 7.2(b). Section 7.2(b) of the Agreement hereby is amended and restated in its entirety as follows:
     “(b) In the event that, based upon the Estimated Tangible Book Value of the Company, as set forth on the statement delivered by the Company pursuant to Section 3.1(c), the Company’s Tangible Book Value would be greater than four hundred seventy million dollars ($470,000,000) as of the Closing Date, the Company shall declare to its holders of record on January 28, 2010 and pay, on the Closing Date, following the Effective Time and repayment of all indebtedness under the Terminating Debt Facilities, out of the Company Unrestricted Cash, a cash dividend per outstanding share of Company Common Stock, so that, after giving effect to the payment of such cash dividend, the Company’s Estimated Tangible Book Value is four hundred seventy million dollars ($470,000,000).”
10.	Funding II Indenture. The parties acknowledge and agree that there is no current intention to refinance the outstanding indebtedness under the Funding II Indenture at or after the Closing. Accordingly, (i) Section 9.6(d) of the Agreement hereby is amended to delete clause (d) thereof in its entirety; and (ii) the parties hereby waive the closing condition set forth in Section 10.1(d) of the Agreement.

11.	Amendment to Section 9.6. The second sentence of Section 9.6 of the Agreement (after giving effect to Paragraph 10 above) hereby is amended and restated in its entirety as follows:
“In furtherance thereof, Parent shall: (a) at or immediately following the Closing, prepay or cause to be prepaid all of the obligations arising under the TVF Loan Agreement and related transaction documents and terminate the commitments thereunder in accordance with its terms; (b) at or immediately following the

Closing, prepay or cause to be prepaid all of the obligations arising under the Funding I Indenture and discharge the Funding I Indenture in accordance with its terms; and (c) at or immediately following the Closing, prepay or cause to be prepaid all of the obligations arising under the TAF Credit Agreement and discharge the TAF Credit Agreement in accordance with its terms.”
12.	2010 Bonus Opportunities. Parent hereby waives compliance by the Company with the covenant set forth in Section 9.11 of the Agreement.

13.	Amendment to Section 10.3(b). Section 10.3(b) of the Agreement hereby is amended by deleting from such section the phrase “and the Letter Agreement between Parent and the Company, dated as of the date hereof,”.

14.	No Other Amendments or Waivers. This Amendment shall modify only those terms and provisions of the Agreement expressly referred to herein. This Amendment shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. Wherever the Agreement is referred to in the Agreement or in any other agreements, documents and instruments, such reference shall be to the Agreement, as amended hereby. Except as specifically amended hereby, the terms and conditions of the Agreement shall remain in full force and effect, enforceable in accordance with its terms.

15.	Governing Law. This Amendment and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of law to the extent that the application of the Laws of another jurisdiction would be required thereby.

16.	Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed the day and year first above written.

EVERBANK FINANCIAL CORP
By:	/s/ Thomas Hajda
Name:	Thomas Hajda
Title:	Senior Vice President and General Counsel

TITAN MERGER SUB, INC.
By:	/s/ Thomas Hajda
Name:	Thomas Hajda
Title:	Secretary

TYGRIS COMMERCIAL FINANCE GROUP, INC.
By:	/s/ Douglas Hollowell
Name:	Douglas Hollowell
Title:	General Counsel

AQUILINE CAPITAL PARTNERS LLC as Designated Monitor
By:	/s/ Sandra Weinberg
Name:	Sandra Weinberg
Title:	Authorized Signatory